UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 31, 2017

AV Homes, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-07395	23-1739078
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8601 N. Scottsdale Rd. Suite 225 Scottsdale, Arizona		85253
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (480) 214-7400

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2017, the Board of Directors (the “Board”) of AV Homes, Inc. (the “Company”) approved, upon recommendation of the Nominating and Corporate Governance Committee, the election of Matthew Coleman to the Board and appointment of Mr. Coleman to the Board’s Finance and Compensation committees, effective immediately. Mr. Coleman was designated by TPG Aviator, L.P. (“TPG”) for election to the Board in accordance with the terms of a purchase agreement and stockholders agreement between the Company and TPG. The Company and TPG are parties to certain related party transactions that are described in more detail in the Company’s proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on April 12, 2016.

Mr. Coleman, 40, is a Partner and the Chief Operating Officer of TPG Real Estate. From 2005 until he joined TPG in 2012, Mr. Coleman was the General Counsel of the real estate private equity group at D. E. Shaw & Co., L.P. From 2000 through 2005, Mr. Coleman was an attorney in the New York City office of Cravath, Swaine & Moore LLP, where he practiced in the areas of mergers and acquisitions, leveraged finance, and securities. Mr. Coleman graduated summa cum laude from Wake Forest University with a B.A. degree in Economics and was elected to Phi Beta Kappa. He earned a J.D. degree from Yale Law School, where he served as an editor of the Yale Law Journal and as the editor-in-chief of the Yale Journal on Regulation. Mr. Coleman currently serves on the Boards of Directors of TPG Real Estate Finance Trust and Bluegrass Senior Living.

In connection with his appointment to the Board, the Company has entered into its standard indemnification agreement with Mr. Coleman. The agreement includes a waiver by the Company of any interest or expectancy in any corporate opportunity presented to Mr. Coleman.

As a TPG nominated director employed by TPG, Mr. Coleman will not participate in the Company’s standard non-employee director compensation program or otherwise be paid director fees by the Company in connection with his service on the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AV Homes, Inc.

Date: February 1, 2017	By:	/s/ Roger A. Cregg
	Name:	Roger A. Cregg
	Title:	Director, President, and Chief Executive Officer (Principal Executive Officer)